UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2023

GMS INC.

(Exact name of registrant as specified in charter)

Delaware	001-37784	46-2931287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Crescent Centre Parkway, Suite 800 Tucker, Georgia	30084
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 392-4619

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GMS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On May 12, 2023, GYP Holdings III Corp. (the “Company”), an indirect subsidiary of GMS Inc., entered into the Amendment No. 6 (the “Term Loan Amendment”), by and among the Company, GYP Holdings II Corp., certain subsidiaries of the Company party thereto, the lenders party thereto, Credit Suisse AG (“Credit Suisse”), as the retiring administrative agent and collateral agent, and JPMorgan Chase Bank N.A. (“JPMorgan), as the successor administrative agent and collateral agent, which amends the First Lien Credit Agreement, dated as of April 1, 2014 (as amended by that certain Incremental First Lien Term Commitments Amendment dated as of September 27, 2016, as further amended by that certain Second Amendment to First Lien Credit Agreement dated as of June 7, 2017, as further amended by that certain Third Amendment to First Lien Credit Agreement dated as of June 1, 2018, as further amended by that certain Fourth Amendment to First Lien Credit Agreement, dated as of April 22, 2021, as further amended by the Fifth Amendment to First Lien Credit Agreement, dated as of December 22, 2022) (collectively, the “Term Loan Agreement”). Pursuant to the Term Loan Amendment, the lenders referenced therein provided refinancing term loans in the aggregate principal amount of $500,000,000, the proceeds of which were used by the Company, together with cash on hand, to refinance all of the term loans outstanding under the Term Loan Agreement immediately prior to the effectiveness of the Term Loan Amendment, which prior term loans were in the approximate aggregate outstanding principal amount of $500,000,000. The Term Loan Amendment also modified the Term Loan Agreement by, among other things, (i) replacing Credit Suisse with JPMorgan as the administrative agent and collateral agent, (ii) extending the maturity date by seven years from the date of the Term Loan Amendment and (iii) modifying certain thresholds, baskets and amounts referenced therein.

The term loans provided pursuant to the Term Loan Amendment bear interest at a floating rate per annum of SOFR plus 3.00%.  The indebtedness and obligations under the Term Loan Agreement are secured by a first-priority security interest in substantially all of the fixed assets of the Company and its subsidiaries (including the Company’s indirect Canadian subsidiaries (the “Canadian Subsidiaries”)) and a second-priority security interest in substantially all of the current assets of the Company and its subsidiaries (including the Canadian Subsidiaries), subject to exclusions as set forth in the Term Loan Agreement and related loan documents.

The foregoing description of the Term Loan Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In connection with its entry into the Term Loan Amendment, the Company entered into (a) new interest rate swap agreements for two years with a notional amount of $300.0 million to convert the variable interest rate on a portion of the term loans outstanding under the Term Loan Agreement to a fixed 1-month SOFR interest rate of 3.899% and (b) a forward interest rate collar for years 2025 through 2029. These new interest rate swap agreements replace the interest rate swap agreements the Company previously had in place with respect to its term loans. The objective of such hedging instruments is to eliminate the variability of interest payment cash flows associated with the variable interest rates under the Term Loan Agreement and otherwise hedge exposure to future interest rate moves.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures of the material terms and conditions of the Term Loan Amendment contained in Item 1.01 above are hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Amendment No. 6, by and among the Company, GYP Holdings II Corp., certain subsidiaries of the Company party thereto, the lenders party thereto, Credit Suisse, as the retiring administrative agent and collateral agent, and JPMorgan, as the successor administrative agent and collateral agent.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMS INC.

Date: May 15, 2023	By:	/s/ Scott M. Deakin
		Name:	Scott M. Deakin
		Title:	Chief Financial Officer